SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         COMMAND SECURITY CORPORATION
               (Name of Registrant as Specified In Its Charter)

           (Name of Person(s) Filing Proxy Statement if other than
                               the Registrant)

Payment of Filing Fee (Check the appropriate box):

[XXX]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

                         COMMAND SECURITY CORPORATION
                           Route 55, Lexington Park
                        Lagrangeville, New York 12540


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held March 1, 2001


To the shareholders of Command Security Corporation:

     The annual meeting of shareholders of Command Security Corporation will be held at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York on March 1, 2001, at 10:00 o'clock in the morning, eastern standard time, for the following purposes:

     1. To elect three directors, Messrs. Geoffrey P. Haslehurst, Kenneth Allison and Graeme R. Halder, to hold office until their respective two year terms expire and until their successors have been elected and qualified.

     2. To ratify the selection of auditors for the fiscal year ending March 31, 2001.

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 1, 2001, are entitled to notice of and to vote at the meeting and at any adjournment thereof. A complete list of shareholders entitled to vote will be available for inspection by shareholders at the executive offices of the Company at least ten days before the date of the meeting.

                                            By order of the Board of Directors.

                                            /s/ William Dunn
                                            -----------------------
                                            William Dunn, Secretary

Dated: February 8, 2001
Lagrangeville, New York

IMPORTANT - Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the meeting in person.

         IT IS IMPORTANT THAT YOUR SHARES BE VOTED IN ORDER TO AVOID DELAYS AND THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION. PLEASE MAIL YOUR PROXY PROMPTLY.

                         COMMAND SECURITY CORPORATION
                           Route 55, Lexington Park
                        Lagrangeville, New York 12540


                               PROXY STATEMENT

             The date of this Proxy Statement is February 8, 2001


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors to be used at the annual meeting of shareholders of the Company to be held on March 1, 2001, at 10:00 o'clock in the morning, eastern standard time, at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York, for the purposes set forth in the accompanying notice of annual meeting of shareholders.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the annual meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on the proxy, it will be voted as herein recommended by the Board of Directors. The Company anticipates mailing this proxy statement and the accompanying proxy to shareholders on or about February 8, 2001. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and employees, may solicit proxies from shareholders personally or by telephone or other forms of communication. The Company may also require the assistance of certain broker-dealers and/or proxy solicitation agents in obtaining completed proxies from shareholders. Such assistance would be in the form of telephonic or written communication by employees of such broker-dealers and/or proxy solicitation agents. No contract or compensation is anticipated in connection with any such solicitation. All expenses of proxy solicitation will be borne by the Company.

     As of February 1, 2001, (the "Record Date") there were 6,287,343 shares of the Company's common stock issued and outstanding, held by approximately 1,000 beneficial owners and approximately 200 holders of record. Each share of common stock is entitled to one vote. Only holders of record of common stock at the close of business on February 1, 2001 will be entitled to vote at the meeting.

     Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the shareholders, whereas broker non-votes are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

     If fewer shares are voted in favor of the proposals than required for their approval, the meeting may be adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the meeting, all proxies will be voted on the matter(s) to be considered at the reconvened meeting in the same manner as such proxies would have been voted on the matter at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or changed), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Any such adjournment will require the affirmative vote of a majority of the shares present at the session of the meeting to be adjourned. A proxy granting authority to vote upon such other business incidental to the conduct of the meeting as may properly come before the meeting will constitute authority to vote in favor of one or more adjournments of the meeting.

     None of the Company's executive officers, directors or director nominees have any substantial interest, direct or indirect in any matter to be voted on other than election or appointment to office.

                                  PROPOSAL 1

                            ELECTION OF DIRECTORS

     The Company's bylaws provide for its Board of Directors (the "Board") to be divided into two classes. Directors are elected by a plurality of the votes of the shareholders. The Company's by-laws provide that there shall be not more than twenty-one nor fewer than three directors of the Company, with the exact number to be determined from time to time by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     On September 12, 2000, in connection with a transaction between the Company, Reliance Security Group plc ("Reliance") and certain shareholders, the Company's Board of Directors was reconstituted based on the resignations of Messrs. Franklyn H. Snitow, Gordon Robinett, Thomas Kikis, Peter Kikis, Lloyd H. Saunders and Steven B. Sands. The Board was then reduced to seven
(7) members including Messrs. William C. Vassell, Gregory J. Miller, Peter J. Nekos, Geoffrey P. Haslehurst, Kenneth Allison, a director to be designated by Reliance and a director to be mutually agreed upon by Mr. Vassell and Reliance. At a board meeting convened on January 8, 2001, the board appointed Mr. Graeme R. Halder to the position to be designated by Reliance. The seventh position to be designated jointly by Mr. Vassell and Reliance remains vacant.

     The Board proposes that Messrs. Geoffrey P. Haslehurst, Kenneth Allison and Graeme R. Halder, whose terms of office expire at the upcoming annual meeting of shareholders, be re-elected as directors. It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person selected by the Company's Board of Directors as nominee in place of such nominee or to vote for such lesser number of directors as may be prescribed by the Board in accordance with the Company's Certificate of Incorporation and bylaws.

     In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

     The Board recommends that shareholders vote FOR the foregoing nominees.

     The following information is furnished as to the nominees:

Name                                Age              Title             Since

Geoffrey P. Haslehurst              41               Director          2000

Kenneth Allison                     56               Director          2000

Graeme R. Halder                    38               Director          2001



     Geoffrey P. Haslehurst has been a director of the Company since November 2000. Mr. Haslehurst has been Group Financial Director for Reliance Security Group plc since 1996. Prior to joining Reliance, he was Group Financial Director for Laura Ashley Holdings plc.

     Kenneth Allison has been a director of the Company since November 2000. Mr. Allison has been managing director of Reliance Security Services Limited since 1996 and a member of the Board of Directors of Reliance Security Group plc since 1998. Mr. Allison also serves as Chairman of Reliance Group's Reliance Security Services (Scotland) Limited and Project Security Limited Company. Prior to joining Reliance, Mr. Allison was the managing director of the European food logistics division at Christian Salvesen plc.

     Graeme R. Halder has been a director of the Company since January 2001. Mr. Halder is qualified as a Chartered Accountant in the United Kingdom and worked from 1986 to 1988 with Touche Ross at their London office. In 1988, he moved to the Corporate head office of Granada Group plc where he worked for 8 years culminating in a position as Finance Director of Granada Hospitality which had $2 billion of revenue and $3 billion in assets. Granada is involved in retail, hotels and catering. His final role at Granada Group plc was to spearhead the integration of the accounting systems of several companies following the $6 billion acquisition of Forte plc in 1996. He moved to Reliance Security Group plc in 1996 as Finance Director of the guard division before moving to the United States to take up his current position as Chief Financial Officer of Command.

                                  PROPOSAL 2

                                   AUDITORS

     D'Arcangelo & Co., LLP audited the financial statements of the Company for the fiscal year ended March 31, 2000 and has been selected by the Board to audit the Company's financial statements for the fiscal year ending March 31, 2001. Representatives of D'Arcangelo & Co., LLP are expected to be present at the meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the meeting, the shareholders will be asked to ratify the selection.

     The Board recommends that shareholders vote FOR this Proposal.

                           COMMITTEES AND MEETINGS
                          OF THE BOARD OF DIRECTORS
                      FOR THE YEAR ENDED MARCH 31, 2000

     The Company's Board met three times during the fiscal year ended March 31, 2000 and took action by Unanimous Written Consent on four occasions.

     The Company has the following standing committees: Executive, Compensation and Audit. All committee meetings were attended by at least 75% of the directors comprising each committee.

Executive Committee

     The Executive Committee included Messrs. Vassell, Kikis and Snitow. It advises management between Board meetings and considers matters prior to presentation to the full Board. The Committee met approximately twelve times during the fiscal year ended March 31, 2000 but has not been reconstituted since the consummation of the Reliance transaction in November, 2000.

Compensation Committee

     The Compensation Committee included Messrs. Vassell, Sands and Kikis. It advises the Board on compensation-related issues with respect to the Company's employees. The Committee met two times during fiscal year ended March 31, 2000. Since the consummation of the Reliance transaction in November, 2000, the Compensation Committee has been reconstituted. As of November, 2000, the Compensation Committee now includes Messrs. Vassell, Miller, and Allison.

Audit Committee

     The Audit Committee was comprised of Messrs. Nekos, Sands and Kikis as of March 31, 2000. A majority of the Committee consisted of independent directors. The Audit Committee was reconstituted in November of 2000 and now includes Messrs. Nekos, Miller and Haslehurst.

     The Audit Committee oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It recommends the selection of the Company's independent auditors. An Audit Committee Charter was adopted by the Committee on August 21, 2000. A copy of the Charter, as amended on January 8, 2001, is attached as Appendix 1. Amendments to the Committee Charter were adopted by the Board to permit the Audit Committee to fulfill its oversight role, relying on data and reports provided by the Company's independent auditors.

                        REPORT OF THE AUDIT COMMITTEE

     In fulfilling its responsibilities, the Audit Committee then in place reviewed and discussed the audited financial statements contained in the 2000 Annual Report on Form 10K with the Company's management and independent auditors. Discussions with the independent auditors included the matters required by the Statement On Auditing Standards No. 61 "Communication with Audit Committees," as amended. The Audit Committee did not obtain from the Company's auditors the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions With Audit Committees," in connection with their audit for the fiscal year ended March 31, 2000. Rather, the Audit Committee relied on representations made in the auditors' engagement proposal to determine that the auditors were independent. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10K for the fiscal year ended March 31, 2000 for filing with the Securities and Exchange Commission.

     The foregoing report is believed by the undersigned members of the Audit Committee as of November 28, 2000, to fairly represent the prior Audit Committee's actions.

                                Peter J. Nekos
                              Gregory J. Miller
                            Geoffrey P. Haslehurst

                       DIRECTORS AND EXECUTIVE OFFICERS

     The Company's by-laws require that the Board be divided into two classes. The first class consists of directors Geoffrey P. Haslehurst, Kenneth Allison and Graeme R. Halder. The second class consists of William C. Vassell, Gregory J. Miller, Peter J. Nekos and one vacant position. The terms of the directors in the first class will expire at the upcoming meeting of shareholders for the year 2000 or until their successors are elected and qualified. The terms of the directors in the second class expire at the meeting of shareholders for the year ending March 31, 2001. Each director's term is for two years. A classified Board makes it more difficult for shareholders to change the majority of directors. Depending on the number of people in each class it could take two (2) annual meetings to replace a majority of the Board.

     The following table provides information concerning each person who was an executive officer or director of the Company on February 1, 2001.

Name                                Age              Title

William C. Vassell                  42               Chairman of the Board,
                                                     President, CEO
                                                     and Director

Gregory J. Miller                   41               Director

Peter J. Nekos                      73               Director

Geoffrey P. Haslehurst              41               Director

Kenneth Allison                     56               Director

Graeme Halder                       38               Chief Financial Officer
                                                     and Director

Eugene U. McDonald                  51               Vice President
                                                     - Guard Operations

Martin C. Blake, Jr.                47               Vice President - Aviation

William Dunn                        48               Secretary, General Counsel

     William C. Vassell is currently President and Chief Executive Officer and has been Chairman of the Board since 1983. Mr. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when the Company repurchased the remaining 50% of its then outstanding Common Stock (he became a 50% owner of the Company in 1980). In connection with the Company's acquisition of United Security Group, Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980, and has been a member of the Executive Committee since March 1995. He was reappointed as President and Chief Executive Officer on November 13, 2000, in conjunction with the Reliance transaction. Mr. Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates an office in Valhalla, New York.

     Gregory James Miller has been a director of the Company since
September 1992. Since 1987, he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves as "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients, and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an editor of the Journal of Human Rights.

     Geoffrey P. Haslehurst has been a director of the Company since November 2000. Mr. Haslehurst has been Group Financial Director for Reliance Security Group plc since 1996. Prior to joining Reliance, he was Group Financial Director for Laura Ashley Holdings plc.

     Kenneth Allison has been a director of the Company since November 2000. Mr. Allison has been managing director of Reliance Security Services Limited since 1996 and a member of the Board of Directors of Reliance Security Group plc since 1998. Mr. Allison also serves as Chairman of Reliance Group's Reliance Security Services (Scotland) Limited and Project Security Limited Company. Prior to joining Reliance, Mr. Allison was the managing director of the European food logistics division at Christian Salvesen plc.

     Graeme R. Halder has been a director of the Company since January 2001. Mr. Halder is qualified as a Chartered Accountant in the United Kingdom and worked from 1987 to 1988 with Touche Ross at their London office. In 1988, he moved to the Corporate head office of Granada Group plc where he worked for eight years culminating in a position as Finance Director of Granada Hospitality which had $2 billion of revenue and $3 billion in assets. Granada is involved in retail, hotels and catering. His final role at Granada Group plc was to spearhead the integration of the accounting systems of several companies following the $6 billion acquisition of Forte plc in 1996. He moved to Reliance Security Group plc in 1996 as Finance Director of the guard division before moving to the United States to take up his current position as Chief Financial Officer of Command.

     Eugene U. McDonald has more than twenty six years of experience in the security business. He joined the Company in October of 1992 as Vice President of Corporate Services and in 1995, he took over the position of Senior Vice President - Operations. Mr. McDonald has held senior management positions with Globe Security (1973-1990) and Burns International Security Services (1990-1992). He has extensive direct personal experience with the handling of specialized security personnel for cleared facilities as evidenced by his duties as Group Vice President of Energy Services for Globe Security. He has been active in the American Nuclear Society, Institute of Nuclear Materials Management, American Society for Industrial Security and the Connecticut Police Chiefs Association.

     Martin C. Blake, Jr. has over twenty-seven years of experience in aviation security services. Prior to joining the Company in 1995, Mr. Blake retired as a Major in the United States Air Force, where he served in a variety of senior management positions. Mr. Blake's last assignment was as the Program Manager for Electronic Security Systems, Electronic Systems Division. In this capacity, he managed a $20 million annual program responsible for global marketing, procurement, and deployment of electronic security systems. He was responsible for integrating security systems and programs at international airports in Germany, Turkey, and the United Kingdom. Previously, Mr. Blake was the Director of Security at the Department of Defense's largest classified air flight facility, incorporating over 1,200 square miles of restricted air space. Establishing aviation security programs for major aircraft defense contractors was an integral responsibility of his position. Mr. Blake served as the Security Program Manager for Air Force space programs, including security for the Space Shuttle and expendable space launch vehicles. He also led the effort to integrate a shared automated entry control system for use at Cape Canaveral, Kennedy Space Center, and the Johnson Space Center.

     William Dunn is the Secretary and General Counsel for Command Security Corporation. He began working with the Company in 1997 and joined the Company as General Counsel in 1998, becoming Secretary in 2000. Mr. Dunn's duties include managing litigation, licensing and compliance, contracts, and employment issues. Prior to his association with Command, Mr. Dunn was with the New York City Police Department for twenty two years managing investigations and legal matters in several areas. He also worked for the United States Department of Agriculture in an investigative and adjudicative position. Mr. Dunn graduated from City University of New York and New York Law School. He has been a member of the New York Bar since 1988. He has also been a member and associate of several Bar and Law enforcement organizations.

                           OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the number and percentage of common stock (being the Company's only voting securities) beneficially owned by (i) each person who owns of record (or is known by the Company to own beneficially) 5% or more of the Company's common stock or as to which he has the right to acquire within sixty (60) days of January 22, 2001, (ii) each director and executive officer and (iii) all of said beneficial owners, officers and directors as a group, as of January 22, 2001. Except as indicated below, the address for each director and executive officer is the Company's principal office at Lexington Park, Route 55, Lagrangeville, New York 12540.

     Other than as set forth in the following table, the Company is not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owns more than 5% of the common stock of the Company.

                                    Amount and
                                    Nature of
                                    Beneficial
Name                                Ownership(1)           Percent of Class(2)


William C. Vassell                  2,273,744(3)                    30.2%

Peter J. Nekos                         12,500(4)                      (7)

Debra Miller                              100                         (7)

Gregory J. Miller                      10,000(5)                      (7)

Eugene U. McDonald                      1,250                         (7)

Reliance Security Group plc         5,212,966(6)                    69.3%
Boundary House
Cricketfield Road
Uxbridge, Middlesex UB81QG

Norman H. Pessin                      354,500(8)                     5.6%
605 Third Avenue
19th Floor
New York, NY 10158

All Officers and                    7,863,810(2)(3)(4)(5)(6)(8)    69.25%
Directors as a Group
(7 Persons)

(1) The Company has been advised that all individuals listed have the sole power to vote and dispose of the number of shares set forth opposite their names except as indicated.

(2) Percent of class for each shareholder is calculated as if all shares underlying Preferred Stock, options and warrants included in the table for such shareholder are outstanding. The number of outstanding shares of common stock is 6,287,343. The percent of class for all executive officers and directors as a group is calculated as if all shares underlying Preferred Stock, options and warrants held by any shareholders included in the group are outstanding. The denominator for the group calculation is 11,355,414.

(3) The shares included under the beneficial ownership of Mr. Vassell include 204,485 shares covered by a warrant not exercisable until November 12, 2001, and then only to the extent of the exercise by Reliance of a warrant issued to it. Also included are 1,012,959 shares covered by a warrant not exercisable until November 12, 2001 under which one-third of the shares become exercisable if the Company's earnings before taxes for the year ending March 31, 2002, exceed certain goals set forth in a September 12, 2000 agreement between the Company and Mr. Vassell. This Warrant becomes exercisable with respect to the two-thirds of the shares covered by it if the Company's earnings before taxes for the year ended March 31, 2003 exceed certain goals for that year. All of the shares covered by the warrant become exercisable if the Company's earnings before taxes for the year ended March 31, 2004 exceed certain goals for that year. Also included are 250,000 shares held in escrow pursuant to an Escrow Agreement between Mr. Vassell and Reliance dated November 12, 2000. Mr. Vassell shares voting and dispository power over 16,300 shares with his wife.

(4)      Includes 10,000 shares underlying warrants currently exercisable.

(5)      Includes 10,000 shares underlying warrants currently exercisable.

(6) The shares included under the beneficial ownership for Reliance include 1,382,339 shares of common stock and 12,325.35 shares of preferred stock convertible into 1,232,535 shares of Common Stock. Also included are 300,000 shares underlying two warrants currently exercisable, and 2,298,092 shares underlying a warrant not exercisable until November 12, 2001.

(7)      Denotes less than 1 percent of class.

(8) The shares included under the beneficial ownership for Norman H. Pessin include 294,500 personally owned by Mr. Pessin and 60,000 shares beneficially held by a SEP IRA Account for the benefit of Mr. Pessin.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                    Board Report On Executive Compensation

     The Company's Compensation Committee advises the Board on all matters related to the compensation of executive officers and was, as of March 31, 2000, comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. The Compensation Committee's policy for determining compensation for management personnel is based on its understanding of the market rate for similar positions in an effort to attract and retain qualified personnel. Raises are granted based on performance which is measured in terms of a wide range of factors including the Company's earnings, revenue, period to period performance, acquisitions, cost savings, length of service, creativity and financing.

     Mr. Vassell's compensation had been fixed by an employment agreement which became effective as of July, 1990. As a result of full Board action, this agreement was amended as of February 24, 1995 to increase the base salary to $150,000 and to extend the terms to July 19, 2000. The purpose of the extension was to ensure continuity of management during the five-year period following the acquisition of substantially all of the assets of United Security Group, Inc. The increase in salary payable to Mr. Vassell was determined by the Board to be in accordance with competitive rates paid senior executive officers of comparably sized companies in the security industry.

     In making determinations with respect to compensation, the Committee generally reviews the compensation paid to chief executive officers at other security guard companies with which the Board was familiar. The base salary selected for Mr. Vassell was at the low to median range of the comparison companies. Mr. Vassell's bonus was equal to varying percentages of specified levels of Pre-Tax Operating Profit ("PTOP"). Mr. Vassell was entitled to 5% of PTOP between $.5 million and $1.0 million and 2% of PTOP over $1.0 million. The bonus percentages were determined by the committee based upon potential PTOP and the total compensation that would be payable Mr. Vassell in the event bonuses were paid. The resulting potential aggregate compensation was considered reasonable by the committee based on the achieved PTOP and was intended to provide a monetary incentive to Mr. Vassell to maximize Company profits. Mr. Vassell did not participate in any decision regarding his compensation.

     The foregoing report is believed by the undersigned members of the Compensation Committee as of November 28, 2000, to fairly represent the prior Compensation Committee's actions.

                              William C. Vassell
                               Kenneth Allison
                              Gregory J. Miller

     The following table sets forth for the fiscal year ended March 31, 2000, all plan and non-plan compensation paid to, earned by, or awarded to William
C. Vassell, Chairman of the Board, Nathan Nelson, former Chief Financial Officer and Executive Vice President, Franklyn H. Snitow, former Acting President and Chief Executive Officer, Gordon Robinett, former Vice Chairman of the Board, Eugene U. McDonald, Senior Vice President -- Operations, and Martin C. Blake, Jr., Senior Vice-President -- Aviation. No other executive officer of the Company received total annual salary and bonus in excess of $100,000 for the fiscal year ended March 31, 2000 and, therefore, compensation for such other executive officers is not disclosed.


                          SUMMARY COMPENSATION TABLE
                   FOR THE FISCAL YEAR ENDED MARCH 31, 2000


                  Annual Compensation                               Long-Term Compensation

                                                                                           Shares         Shares
                            Fiscal Year                   Other Annual                     Underlying     Underlying
Name and Principal          Ended                         Salary                           Warrants       Repriced
Position                    March 31     Annual Salary    Compensation       Bonus         Granted        Warrants

William C. Vassell<F1>
Chairman of the Board
                            1998         $174,579         <F2>                     0       0                    0
                            1999         $175,000         <F2>                     0       0                    0
                            2000         $153,846         <F2>                     0       0                    0

Franklyn H. Snitow<F5>
Former Acting President and
Chief Executive Officer

                            1999         $      0         <F2>                     0       0                    0
                            2000         $      0         <F2>                     0       0                    0

Nathan Nelson -Former
Chief Financial Officer and
Executive Vice President

                            2000         $103,384         <F2>                     0       0                    0

Gordon Robinett - Former
Vice Chairman
of the Board

                            1998         $ 36,923         $52,500<F2>-<F4>         0       0              227,500<F3>
                            1999         $ 60,000         $37,500<F2>-<F4>         0       0                    0
                            2000         $ 42,692         $22,500<F2>-<F4>         0       0                    0

Eugene U. McDonald
Senior Vice President -
Operations

                            1998         $125,794         <F2>               $18,000       0                    0
                            1999         $112,116         <F2>                20,000       0                    0
                            2000         $131,000         <F2>                11,297       0                    0

Martin C. Blake, Jr.
Vice President-
 - Aviation                 1998         $100,000         <F2>               $15,000       0                    0
                            1999         $114,539         <F2>               $62,991       0                    0
                            2000         $116,074         <F2>               $12,900       0                    0


<F1> Subsequent to March 31, 2000, Mr. Vassell was granted warrants covering
1,217,444 shares of the Company's common stock in connection with the Reliance transaction.

<F2> All perquisites and other personal benefits, securities or property do not exceed either $50,000, or 10% of the total annual salary and bonus of the executive officer. All perquisites and other personal benefits, securities or property are properly indicated in the "Other Annual Salary Compensation" column, as they all fit into the categories set forth in Item 402 of Regulation S-K.

<F3> All of Mr. Robinett's options and warrants expired in July, 2000.

<F4> Mr. Robinett received $22,500 under his termination agreement during the fiscal year ended March 31, 2000.

<F5> Mr. Snitow was not compensated as an officer of the Company, however, Mr.
Snitow's law firm was paid legal fees of $45,662 during the fiscal year ended March 31, 2000. During the fiscal year ended March 31, 1999, Mr. Snitow's law firm received $72,500.


                            STOCK OPTIONS/WARRANTS

     The Company did not grant any stock options or warrants during the fiscal year ended March 31, 2000 to the Company's Chief Executive Officer or to any of the Company's executive officers whose total annual salary and bonus exceeded $100,000. There were no tandem or free-standing stock appreciation rights granted to any person during the fiscal year ended March 31, 2000.

Board of Directors' Compensation

     No executive officer receives any additional compensation for serving as a director, except in the case of Mr. Snitow who was compensated at the rate of $300 per hour in accordance with an engagement letter between Mr. Snitow and the Company. Directors who are not employees of the Company, and excluding Mr. Snitow, received a meeting fee of $1,000 for each meeting attended, and all directors were reimbursed for expenses incurred in attending Board meetings. With the exception of Gregory J. Miller and Peter
T. Kikis, no other directors who are not also executive officers received any plan or non-plan compensation from the Company during the last three fiscal years.

     In January 2000, the Board granted to Mr. Peter T. Kikis a warrant to purchase 150,000 shares of common stock at a purchase price of $1.03125 per share, the fair market value at the time of issuance.

Limited Directors' Liability

     Pursuant to the New York Business Corporation Law, the Company's Certificate of Incorporation, as amended, eliminates to the fullest extent of such Law the liability of the Company's Directors, acting in such capacity, for monetary damages if they should fail through negligence or gross negligence to satisfy their duty of exercising proper business judgment in discharging their duties, but not for acts or omissions in bad faith, or involving intentional misconduct or amounting to a knowing violation of law or under other limited circumstances.

                  Balance of page intentionally left blank.


               Comparison of Five-Year Cumulative Total Returns
                            Performance Graph for
                         COMMAND SECURITY CORPORATION

             Produced on 01/15/2001 including data to 03/31/2000

                                   [GRAPH]

                                    Legend

CRSP Total Returns Index for:                03/1995    03/1996    03/1997    03/1998    03/1999    03/2000

COMMAND SECURITY CORPORATION                 100.0       64.5       98.4       64.5       74.2       51.6
Nasdaq Stock Market (US Companies)           100.0      135.8      150.9      228.8      309.1      575.0
NASDAQ Stocks (SIC 7380-7389 US Companies    100.0      209.5      170.8      205.4      387.2      571.1
Miscellaneous Business Services


Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 03/31/1995.

                    EMPLOYMENT, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL AGREEMENTS

William C. Vassell

     The Company has entered into an Employment Agreement with Mr. Vassell dated as of September 12, 2000. The Agreement went into effect once the Reliance transaction was consummated on November 13, 2000. The Agreement provides that Mr. Vassell be employed as the Company's Chairman of the Board of Directors, Chief Executive Officer and President. The contract will end on the earlier of the third anniversary of the effective date or the date on which Mr. Vassell's employment is terminated under the Agreement. Unless either party gives ninety (90) days notice to the other party prior to an anniversary of the effective date, the Agreement shall be automatically extended for one (1) year on such anniversary date. Mr. Vassell's base salary shall be $175,000 per annum for the first employment period, $225,000 for the second employment period and $250,000 thereafter.

     Mr. Vassell shall be eligible to receive incentive compensation commencing with the fiscal year ending March 31, 2001. He shall receive incentive compensation equal to 20% of his base salary if the Company's earnings before taxes for that year equal or exceed certain goals. For each percentage increase in earnings before taxes above the stated goals, the incentive compensation will be increased by three percentage points of the base salary up to a maximum compensation equal to 50% of base salary. Mr. Vassell also received two warrants which are described in "Ownership of Securities". Mr. Vassell's employment may be terminated by the Board with or without cause or by Mr. Vassell in the event of a material breach by the Company or Reliance of the Shareholders' Agreement dated September 12, 2000, a material diminution in his duties and/or authority under the Employment Agreement, or a relocation of the Company's headquarters more than fifty (50) miles away from its his current location. Any such diminution, relocation or other uncured breach is referred to as constructive discharge. Mr. Vassell may also terminate his employment upon one hundred eighty (180) days notice or under certain circumstances following a change in control.

     In the event Mr. Vassell is terminated for cause or he terminates other than for constructive discharge or following a change of control, death or disability, the Company shall have no further obligation except to pay those accrued obligations arising prior to the date of termination. In the event the Company terminates Mr. Vassell without cause or Mr. Vassell terminates as a result of constructive discharge, the Company will have no obligation to the executive other than to pay all accrued obligations such as salary and benefits, the payment of the balance of his base salary for the year of termination, plus incentive compensation under certain circumstances.

     The Employment Agreement provides that Mr. Vassell shall be subject to a Confidentiality Agreement with respect to any confidential or proprietary information, knowledge or data relating to the Company. In addition, for one
(1) year following termination of his employment for any reason, Mr. Vassell shall not solicit for employment or employ any person who is a senior executive or branch manager of the Company, solicit any customer of the Company or provide to any customer of the Company services of the type offered by the Company as of the date of such termination except under certain circumstances.

     The Employment Agreement goes on to provide Mr. Vassell with extensive indemnification with respect to any action taken or omission occurring after the effective date of the contract. Such indemnification provisions provide for advancement of expenses and costs.

     Pursuant to the Employment Agreement which expired in July 2000, Mr. Vassell served as Chairman of the Board of the Company and received an annual salary of $175,000 in fiscal years ended March 31, 1999 and March 31, 2000. The Board determined that as of April 1, 1999, Mr. Vassell's salary would be $150,000 annually. Mr. Vassell was also entitled to an annual bonus equal to 5% of the Company's pre-tax profit for each fiscal year exclusive of (a) capital gains and losses; (b) the annual bonus; and (c) federal state and local income and franchise taxes for that year ("Pre-Tax Operating Profit") from $.5 million to $1.0 million, and 2% of all Pre-Tax Operating Profit in excess of $1.0 million. Mr. Vassell was provided with the use of a Company-owned automobile and reimbursement for automobile insurance and operating expenses.

     In September of 1992, the Company entered into a Compensation Continuation Agreement with Mr. Vassell. This Agreement provides that, if, within specified periods of a change of control of the company (as defined in the Agreement) Mr. Vassell's employment is terminated by the Company without cause (as defined in said Agreement), or if Mr. Vassell terminates his employment for good reason (as defined in the Agreement), Mr. Vassell will be paid 2.99 times the greater of his annual compensation as in effect on the date of the Agreement or the highest annual compensation for any of the three
(3) years preceding the termination. All awards previously granted under any performance incentive plan, the actual payment of which may be deferred, will be vested as a result of the change of control and all options and warrants held by Mr. Vassell will become immediately exercisable. Currently, the aggregate amount payable to Mr. Vassell upon his termination in the event of a change in control would be 2.99 times his total compensation of approximately $150,000 for the fiscal year ended March 31, 2000, or approximately $450,000.

Graeme R. Halder

     The Company entered into an Employment Agreement with Mr. Graeme R. Halder as of January 1, 2001. The Agreement provides that Mr. Halder will be employed as the Company's Chief Financial Officer and report to Mr. Vassell. The contract contemplates a three (3) year term but may be terminated by either party prior thereto. Mr. Halder's base salary is $138,000 and he will be eligible to receive up to an additional fifty percent (50%) of his base salary based on performance. The contract indicates that Mr. Halder will be considered for a 75,000 share option. The perquisites offered to Mr. Halder include a Tax Equalization Agreement, an automobile, a $13,800 disturbance allowance per annum, the reasonable costs of private education for his two eldest children, a $6,000 per annum air travel allowance and reimbursement of moving costs between the United States and the United Kingdom.

Franklyn H. Snitow

     The Company had an agreement pursuant to an engagement letter and an Indemnification Agreement with Mr. Snitow, the Company's former Acting President and Chief Executive Officer. In accordance with the engagement letter, Mr. Snitow was compensated at the rate of $300.00 per hour, plus reimbursable expenses, based on his hourly billing to the Company. The Indemnification Agreement between the Company and Mr. Snitow provided for the maximum indemnification permitted under New York law, and the Company's Certificate of Incorporation and By-Laws. The inclusion of the foregoing information is intended to comply with Section 725(d) of the New York Business Corporation Law.

Martin C. Blake, Jr.

     The Company has executed an Employment Agreement with Mr. Blake dated as of March 20, 2000. The Agreement went into effect on April 1, 2000 and supercedes a prior Employment Agreement dated January 1, 1998. The Agreement provides that Mr. Blake be employed as the Company's Vice President and General Manager of the Company's Aviation Safeguards Division (AVSA). The contract will end on the earlier of the third anniversary of the date of the Agreement or the date on which Mr. Blake's employment is terminated under the Agreement. Mr. Blake's base salary is $120,000 per annum. The perquisites offered to Mr. Blake include an automobile and reimbursement for all out-of-pocket business expenses.

     Mr. Blake is eligible to receive a performance bonus of 6% of the AVSA pretax income as determined by the Company's accountants commencing with the fiscal year ending March 31, 2001. The bonus is to be paid quarterly with quarterly adjustments. Mr. Blake's base salary and bonus will not exceed $200,000 in the first year; $220,000 in the second year and $240,000 in the third year of the Agreement. If the revenue of AVSA exceeds $25 million in the first year of the Agreement, Mr. Blake will receive an additional bonus of $2,500 for each additional $1 million of revenue, or a fraction thereof, in excess of the $25 million.

     In the event Mr. Blake is terminated for cause, the Company shall have no further obligation except to pay those accrued obligations arising prior to the date of termination. In the event the Company terminates Mr. Blake's employment without cause or Mr. Blake terminates his employment, the Company is obligated to provide six (6) months of health insurance and pay a lump sum severance amount of $70,000 for termination in the first year, $75,000 for termination in the second year, or $80,000 for termination in the third year of the Agreement.

     The Agreement further provides that Mr. Blake will execute the Company's standard form of Confidentiality and Non-Compete Agreement pursuant to which, for one year following termination of his employment for any reason, he will not engage in any employment or business in competition with the Company. For one additional year he will not solicit any AVSA clients or potential clients or hire or influence Company employees to leave the Company.

     Other than pursuant to the Employment Agreement and the Compensation Continuation Agreement for Mr. Vassell, the employment agreements with Messrs. Halder and Blake, there is no compensation plan or arrangement for the benefit of any person named in the Summary Compensation Table that would result from the resignation, retirement or other termination of such person's employment.

     Other than the compensation described above, there are no long-term incentive plans for the persons named in the Summary Compensation Table. In November 1999, the Company adopted a qualified Retirement Plan which became effective beginning calendar year 1999, and provided for elective employee deferrals and discretionary employer contributions to non-highly compensated participants. The Plan does not allow for employer matching of elective deferrals. For the period ended March 31, 2000, no discretionary amounts have been accrued or paid.

                    COMPENSATION COMMITTEE INTERLOCKS AND
               INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's Compensation Committee is intended to make all recommendations to the Board related to compensation issues with respect to executive officers. As of March 31, 2000, it was comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. While Mr. Vassell participated in decisions relating to compensation for executive officers, he did not vote on matters relating to his own compensation. Likewise, none of the directors or executive officers serve on the Compensation Committee of any other entity with the exception of Gorden Robinett, who served on the compensation committee of Uniforce Temporary Personnel, Inc. None of the other members of the Company's Board is an officer, director or employee of Uniforce Temporary Personnel, Inc.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's common stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Company's common stock. Copies of such reports on Forms 3, 4, and 5 must also be provided to the Company. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto, and written representations to the Company with respect to the fiscal year ended March 31, 2000, the Company is not aware of any person who, at any time during the fiscal year ended March 31, 2000, was a director, officer or beneficial owner of more than ten percent (10%) of the Company's common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended March 31, 2000, except that: Messrs. Sands and Saunders have not filed a Form 5 for the fiscal year ended March 31, 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company agreed on November 13, 2000 to pay director Peter T. Kikis up to $135,000 for services rendered in connection with the Reliance transaction and his evaluation and negotiations with respect to unsuccessful transactions prior to the Reliance transaction.

     An attorney representing Steven B. Sands in connection with the legal proceeding brought by Mr. Sands against the Company and four of the Company's directors and also in connection with the Reliance transaction, was paid $30,000 of his fees by the Company on November 13, 2000.

     A description of the engagement letter and Indemnification Agreement between the Company and Franklyn H. Snitow, former Acting President, Chief Executive Officer and former Director of the Company, is found in "Employment Agreements and Warrants and Termination of Employment and Change of Control Agreements".

     The Company and its Board of Directors (except Mr. Snitow) were party to a legal proceeding characterized as a derivative action settled in November, 2000 in connection with the Reliance transaction. Certain indemnification rights were afforded these parties under the Company's Certificate of Incorporation and the Business Corporation Law of New York. Through March 31, 2000, the Company expensed and charged earnings with approximately $204,000 in legal fees in defense of this matter on its own behalf as well as on behalf of the defendant officers and directors. In addition, the Company expended $100,000 for legal fees on behalf of the plaintiff directors in December 1998, and accrued a $92,000 contingency for legal fees incurred by one of the defendants, where management had determined that indemnification by the Company is probable.

     Gregory J. Miller has been a director of the Company since 1992. Mr. Miller is general counsel for Goldline Connectors, Inc. and has rendered legal services to the Company during his tenure as a director. Mr. Miller has rendered legal services in connection with various litigation and contractual matters during the last three fiscal years. During each of the last three fiscal years, payments to Mr. Miller for legal services were minimal. It is expected that Mr. Miller will continue to render minimal legal services to the Company from time to time. Management believes that the terms of the various transactions between the Company and Mr. Miller were as favorable as those which might have been obtained from an unaffiliated party.

     Gordon Robinett, a former member of the Company's Board and former Treasurer, entered into a Covenant Not-to-Compete with the Company on July 23, 1996 in connection with his termination of employment with the Company. Under that agreement, the Company is to make periodic payments to Mr. Robinett over four (4) years totaling $180,000, the exercise price of Mr. Robinett's options and warrants was reduced to $2.50, and an expiration date was fixed at July 19, 2000. In return, Mr. Robinett is prohibited from directly or indirectly competing with the Company until July 19, 2000. In August of 1997, Mr. Robinett was engaged by the Company on a per diem proration of his prior Employment Agreement to temporarily perform the functions of his predecessor, Mr. Dickinson, until a replacement was approved by the Board. Mr. Robinett worked an average of three (3) days per week and was compensated therefor at the rate of $385 per day. On July 1, 1999, Nathan Nelson was retained as the Company's Chief Financial Officer and Executive Vice President, and therefore, Mr. Robinett's employment with the Company ended.

     The Company, William C. Vassell and Reliance are parties to a Shareholder's Agreement dated September 12, 2000. Pursuant to the terms of the Agreement, Mr. Vassell and Reliance agreed to vote all of their shares of common stock in accordance with the provisions contained therein. These provisions include: (a) the establishment of a Board composed of seven directors; (b) an agreement that each of Vassell and Reliance shall designate three individuals to be nominated to serve as directors of the Company and that the Company shall have at least one independent director jointly selected by Mr. Vassell and Reliance.

     The initial designees of Mr. Vassell to the Board are William C. Vassell, Gregory J. Miller and Peter J. Nekos. The initial designees of Reliance to the Board are Geoff Haslehurst, Ken Allison and Graeme Halder. The initial independent director has not yet been determined. Any vacancy in the Board of Directors will be filled by the party which under the provision of the Shareholder's Agreement, is entitled to designate such director.

     The Agreement provides for the establishment of a confidential budget containing an annual performance target for each fiscal year defined in terms of earnings before taxes as defined in the Vassell Employment Agreement . Upon a deviation from the confidential target for such fiscal year by more than 20%, Reliance may ask for a vote of the Board to terminate Mr. Vassell's employment. If such vote is obtained, Mr. Vassell shall resign as Chairman of the Board, President and Chief Executive Officer of the Company and cause his Board designees to resign from their positions. Notwithstanding these terms, in no event will Mr. Vassell be required to resign prior to the first anniversary of the effective date of his Employment Agreement.

     If Mr. Vassell resigns under such circumstances, the parties will be released from any obligation to vote their shares to elect as members of the Board those individuals designated under the Agreement. Furthermore, the parties have agreed that Mr. Vassell may, for a period of ninety (90) days after the date of his resignation or termination of employment under certain circumstances offer to sell to Reliance all of his shares and any of his warrants or options to purchase any shares of the common stock of the Company at a purchase price determined by Mr. Vassell. Reliance shall then have forty-five (45) days from receipt of such notice to accept the terms of Mr. Vassell's offer to sell. If the offer is rejected or lapses, Mr. Vassell shall have the right to purchase from Reliance all of its shares and the Reliance warrant at the price specified in Mr. Vassell's offer.

     The Shareholders' Agreement further subjects the holdings of the parties to a right of first refusal with respect to future sales of their shares. The Company provides certain representations and warranties to Reliance which are standard for a transaction of this nature.

             SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
                 FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended for inclusion in the proxy material for the 2001 Annual Meeting of Shareholders on September 20, 2001, must be received by the Secretary of the Company at the Company's offices at Route 55, Lexington Park, Lagrangeville, New York 12540 not later than May 23, 2001, and not earlier than April 23, 2001, in order for such proposals and nominations to be included in the proxy material for the 2001 Annual Meeting of Shareholders. The notice of nomination shall contain the following information: (a) the full name and residence and business address of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's capital stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name, residence and business address of the shareholder who makes the nomination; (g) the number of shares of the Company's capital stock owned directly or indirectly by the shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.

                   FINANCIAL INFORMATION AND OTHER MATTERS

     The Company's financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operation and quantitative and qualitative disclosures about market risk are incorporated herein by reference to the Company's Annual Report for its fiscal year ended March 31, 2000 and to its quarterly report, as amended, for the quarter ended September 30, 2000. Copies of the Company's Annual Report, quarterly reports or of any exhibit may be obtained without charge by calling or writing to the Company at 845-454-3703 or Route 55, Lexington Park, Lagrangeville, New York 12540.

     Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, it is intended that the holders of the proxies will vote them according to the discretion of the Company's Board of Directors.

                                          By order of the Board of Directors,

                                          /s/ William Dunn
                                          -----------------------
                                          William Dunn, Secretary

Dated:  February 8, 2001

                                  APPENDIX 1

                         COMMAND SECURITY CORPORATION

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                              CHARTER AND POWERS

                       FIRST AMENDMENT AND RESTATEMENT

PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in connection with the financial reporting and disclosure process for which management is responsible.

ORGANIZATION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director(1) free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All members of the Committee shall have a working familiarity with fundamental financial and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or by another accredited program.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

     RESOLVED, that the powers and duties of the Audit Committee of the Board of Directors (the "Audit Committee") shall be to:

---------------------------------------
(1) A director will not be considered "independent" if, among other things, he or she has:
           o Been employed by the corporation or its affiliates in the current or past three years;
           o Accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);
           o An immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;
           o Been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or
           o Been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

     o Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent auditors or at the request of the internal auditors;
     o Maintain minutes or other records of meetings and activities of the Audit Committee, with the Chairman submitting or discussing all communications at these events with the Board of Directors;
     o Review, at least annually, and update or amend this Charter periodically, as conditions dictate;
     o Review the performance of the independent accountants, make recommendations to the Board of Directors regarding selection or termination of the independent accountants, as the case may warrant, considering independence and effectiveness;
     o Confer with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;
     o Review and approve the independent accountants' annual engagement letter;
     o Review the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statement, including review the nature and extent of any significant changes in accounting principles or the application therein;
     o Request from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient;
     o Provide an independent, direct communication between the Board of Directors, internal auditors and independent accountants;
     o Review the procedures established by the Company that monitor the compliance by the Company with its loan covenants and restrictions;
     o Review the range and cost of audit and non-audit services performed by the independent accountants;
     o Review with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;
     o  With respect to the Company's annual report:
        * Review the audited financial statements with management including a discussion of the quality of the accounting principles as applied and significant judgments affecting the Company's financial statements;
        * Discuss with the outside auditors their judgments of the quality of the accounting principles as applied and significant judgment affecting the Company's financial statements;
        * Discuss among the members of the Audit Committee, without management or the outside auditors present, the information disclosed to the Audit Committee in the two foregoing items;
        * Determine whether the Committee believes that the Company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles in all material respects;

     o Recommend to the Board whether to include the audited financial statements in the annual report on form 10-K.
     o Review the powers of the Committee annually and report and make recommendations to the Board of Directors on these responsibilities;
     o Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

Dated:   January 8, 2001

                                                  /s/ Peter J. Nekos
                                                  --------------------------
                                                  Peter J. Nekos, Chairman

                                                  /s/ Gregory J. Miller
                                                  --------------------------
                                                  Gregory J. Miller

                                                  /s/ Geoffrey P. Haslehurst
                                                  --------------------------
                                                  Geoffrey  Haslehurst

Original approval date: August 21, 2000
Amended and Restated:   January 8, 2001

PROXY                   COMMAND SECURITY CORPORATION                      PROXY

          PROXY FOR THE MARCH 1, 2001 ANNUAL MEETING OF SHAREHOLDERS
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     KNOW ALL PERSONS BY THESE PRESENTS, that I, the undersigned Shareholder of Command Security Corporation, Lagrangeville, New York, do hereby nominate, constitute and appoint David J. Pollitzer and Cecelia F. Pelkey (neither being an officer or employee of the Company) or any of them (with full power to act alone) my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on its books on February 1, 2001 at the Annual Meeting of its Shareholders to be held at the Company's executive offices at Route 55, Lexington Park, Lagrangeville, New York at 10:00 a.m. on March 1, 2001, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

     1. To elect the three (3) persons listed below to serve a two-year term.
      [] FOR                         [] AGAINST                [] WITHHELD

      Geoffrey P. Haslehurst         Kenneth Allison           Graeme R. Halder
      Withhold authority to vote for ___________________________________.

     2. To ratify the selection of D'Arcangelo & Co., LLP to serve as auditors for the fiscal year ending March 31, 2001.
      [] FOR                         [] AGAINST                [] WITHHELD

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THE SHARES REPRESENTED HEREBY SHALL BE VOTED FOR THE MATTERS SPECIFICALLY SET FORTH HEREIN. The Proxies are authorized to vote at the direction of the Board of Directors upon such other business as may properly come before such meeting or any adjournment thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE MENTIONED MATTERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY DELIVERY OF NOTICE OF REVOCATION OR A LATER-DATED PROXY TO WILLIAM DUNN, SECRETARY OF THE CORPORATION AT ROUTE 55, LEXINGTON PARK, LAGRANGEVILLE, NEW YORK 12540.

                              DATED: ______________________

                              ___________________________________________(L.S.)
                              Signature of Shareholder


                              ___________________________________________(L.S.)
                              Signature of Shareholder